PROMISSORY NOTE

(Leasehold Loan - Revolving)

$1,000,000.00

Denver, Colorado

August 7, 2006

    FOR VALUE RECEIVED, the undersigned GOOD TIMES DRIVE THRU, INC., a Colorado corporation ("GT Drive Thru") and GOOD TIMES RESTAURANTS INC., a Nevada corporation (collectively, "Maker"), hereby jointly, severally and unconditionally promise to pay to the order of PFGI II, LLC, a Colorado limited liability company or order ("Holder"), the principal sum of One Million Dollars ($1,000,000), or so much of that sum as may be advanced under this Promissory Note, together with interest accruing at the rate of the Prime Rate, as hereinafter defined, plus two percent (2%) per annum on the unpaid principal balance as set forth below. Such principal and interest shall be payable pursuant to paragraph 2 below at 3620 W. 10th St., Unit B-411, Greeley, CO  80634, or at such other place as Holder shall designate in writing. "Prime Rate" means the base rate reported in the Money Rates column or section of The Wall Street Journal for corporate loans at large U.S. commercial banks. Any change in the Prime Rate shall take effect on the date specified in the public announcement of such change. This Promissory Note evidences a revolving line of credit loan (the "Loan") from Maker to Holder and is subject to the terms and conditions of that certain Loan Agreement of even date herewith between Maker and Holder ("Loan Agreement"). Each capitalized term used but not defined herein shall have the same meaning given to such term in the Loan Agreement.

    Payment and Maturity. Monthly payments of accrued interest only shall be paid by Maker commencing on July 10, 2006 and continuing thereafter on the first day of each succeeding calendar month in equal payments, as adjusted with adjustments to the Prime Rate. This Promissory Note shall mature on July 10, 2008 ("Maturity Date"), at which time all unpaid principal and accrued interest thereon shall be due and payable in full.

    Disbursements. Disbursements of the Loan will be made by Maker pursuant to the terms of the Loan Agreement. Maker shall not be required to make any disbursement or advance of the Loan if it would cause the outstanding principal balance of this Promissory Note to exceed $1,000,000.00. This Promissory Note constitutes a revolving line of credit which may be advanced, repaid and re-advanced from time to time in accordance with the terms and conditions of the Loan Agreement.

    Prepayment. Maker may prepay this Promissory Note at any time without penalty or prior consent of Holder.

    Security. This Promissory Note and the indebtedness created and evidenced hereby, including principal and interest, are secured by (i) four separate Leasehold Deeds of Trust, Security Agreement, Assignment of Rents and Fixture Filings of even date herewith (collectively, the "Deeds of Trust") made by GT Drive Thru for the benefit of Holder, encumbering all of GT Drive Thru's leasehold interest in and to the real property described therein ("Real Property") and located in the Counties of Jefferson, Adams and Larimer, State of Colorado and other collateral, as more particularly described therein; and (ii) two separate Security Agreements and Collateral Assignments of Lease of even date herewith (collectively, the "Security Agreements"), from GT Drive Thru to Holder, encumbering the tangible and intangible assets, personal property, furniture, fixtures, goods, equipment and other personal property located at the Real Property (collectively, the "Property"). This Promissory Note, the Deeds of Trust, the Loan Agreement and the Security Agreements are hereinafter collectively referred to as the "Loan Documents".

    Application of Payments. All sums paid hereunder shall be applied first to the repayment of any sums advanced by Holder for the payment of any taxes, assessments, insurance premiums, or other charges pursuant to the Security Agreements or Deeds of Trust then to accrued and unpaid interest; and the remainder, if any, to the reduction of unpaid principal. All interest hereunder shall be calculated on the basis of a three hundred sixty-five (365) day year.

    Acceleration and Default Interest. If Maker shall default in the payment of any installment of interest under this Promissory Note, or in the performance of any covenants or terms contained in the other Loan Documents, and if such default is not cured within the applicable cure period stated in any such Loan Document, the entire unpaid balance of this Promissory Note, including all principal and accrued interest, irrespective of the maturity date specified herein, shall, at the election of Holder, become immediately due and payable and each and every such delinquent payment, including the entire principal balance and accrued interest in the event of acceleration, shall bear interest thereafter at the rate of eighteen percent (18%) per annum ("Default Rate") until paid in full. The rights or remedies of Holder as provided in this Promissory Note and the other Loan Documents shall be cumulative and concurrent and may be pursued singularly, successively, or together against Maker, the Property, any other funds, property, or security held by Holder for the payment hereof, or otherwise at the sole discretion of Payee. Failure to exercise any such right to remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at a later time.

    Attorneys' Fees. Maker agrees to promptly reimburse Holder for all reasonable costs and expenses, including attorneys' fees and court costs, incurred to collect this Promissory Note or any installment hereunder, if not paid when due.

    No Waiver. No failure on the part of Holder to exercise, and no delay in exercising any right hereunder shall operate as a waiver of such right; nor shall any single or partial exercise by Holder of any right hereunder preclude the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    Waiver. Maker hereby waives presentment, demand for payment, protest for nonpayment, notice of dishonor, diligence in collection, and all other indulgences, and expressly agree that this Promissory Note may be extended or renewed from time to time and any real or collateral security or any part thereof may be released by Holder without in any manner affecting, altering, releasing, or limiting its liability hereon.

    Colorado Law. This Promissory Note is made in and shall be governed by and interpreted in accordance with the laws of the State of Colorado.

    General Provisions. This Promissory Note may not be amended, modified, or changed; nor shall any waiver of any provision hereof be effective, except only by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

Whenever used herein, the words "Maker", and "Holder" shall be deemed to include their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned has duly executed this Promissory Note the day and year first above written.

MAKER:

GOOD TIMES DRIVE THRU INC., a Colorado corporation

By: /s/ Boyd E. Hoback

Name: Boyd E. Hoback, President and CEO

GOOD TIMES RESTAURANTS INC., a Nevada corporation

By: /s/ Boyd E. Hoback

Name: Boyd E. Hoback, President and CEO